Exhibit 10.25.B

February 04, 2022

Second Amendment to Employment Agreement for employee Charlene Soco.

CLS Holdings USA, Inc. grants 50,000 shares of common stock, in total, to Charlene Soco effective February 14, 2022.

Effective February 04, 2022, Charlene Soco’s salary will increase from $117,500.00 annually to $137,500.00 annually. This annual salary amount will be locked in for one (1) year from date of issuance.

The revised Employment Agreement review date is updated to February 04, 2023 and is up for consideration within 60 days prior to the review date. This Employment Agreement supersedes all previous versions.

By signing below, all parties agree to this Amendment in its entirety.

CLS HOLDINGS USA, INC.,

By: /s/ Andrew Glashow	Feb 14, 2022
Andrew Glashow	Date
President and Chief Operating Officer, CLS Holdings USA, Inc.

EMPLOYEE

By: /s/ Charlene Soco	Feb 14, 2022
Charlene Soco	Date
Vice President of Finance, CLS Holdings USA, Inc.